Exhibit 99.1

News Release

Novelis Announces Closing of Offering of $750 Million of Senior Notes due 2026 and $750 Million of Senior Notes due 2031

ATLANTA, August 11, 2021 — Novelis Inc., the world leader in aluminum rolling and recycling, today announced the completion of the previously announced offering of $750 million aggregate principal amount of 3.250% senior notes due in 2026 (the “2026 Notes”) and $750 million aggregate principal amount of 3.875% senior notes due in 2031 (the “2031 Notes” and, together with the 2026 Notes, the “Notes”) by Novelis Corporation, an indirect wholly owned subsidiary of Novelis. The Notes are guaranteed, jointly and severally, on a senior unsecured basis, by Novelis, and by certain of Novelis’ subsidiaries.

The net proceeds of the offering, together with cash on hand, will be used to (i) fund the redemption of all of Novelis’ outstanding 5.875% Senior Notes due in 2026 (the “Existing 2026 Notes”), plus the redemption premium and accrued and unpaid interest thereon, and (ii) pay certain fees and expenses in connection with the foregoing and the offering of the Notes.

The Notes were offered in a private offering that was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes were offered within the United States to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A and to certain persons outside the United States in accordance with Regulation S under the Securities Act.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the Notes and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any person to whom, such an offer, solicitation or sale would be unlawful. Any offers of the Notes were made only by means of a private offering memorandum. This press release shall not constitute a notice of redemption under the indenture governing the Existing 2026 Notes or an obligation to issue a notice of redemption, or an offer to tender for, or purchase, any of the Existing 2026 Notes or any other security.

Forward-Looking Statements

Statements made in this news release that describe Novelis’ intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “plans,” “estimates,” “projects,” “forecasts,” or similar expressions. Examples of forward-looking statements in this news release are statements about the offering of the Notes, the use of proceeds therefrom and the redemption of the Existing 2026 Notes. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis’ actual results could differ materially from those expressed or implied in such statements. Novelis does not intend, and Novelis disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Novelis

Novelis Inc. is driven by its purpose to shape a sustainable world together. As a global leader in innovative products and services and the world’s largest recycler of aluminum, we partner with customers in the aerospace, automotive, beverage can and specialties industries to deliver solutions that maximize the benefits of lightweight aluminum throughout North America, Europe, Asia and South America. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and the metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai. For more information, visit novelis.com.

Media Contact:	Investor Contact:

Julie Groover	Megan Cochard
+1 404 760 6461	+1 404 760 4170
julie.groover@novelis.adityabirla.com	megan.cochard@novelis.adityabirla.com